EXHIBIT 99.1

CTC MEDIA ANNOUNCES NEW CO-CHAIRMAN

AND MEMBERS OF THE BOARD OF DIRECTORS

Moscow, Russia — March 5, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced the appointment of Natasha Tsukanova and Kaj Gradevik to the CTC Media Board of Directors. Ms. Tsukanova has also been appointed Co-Chairman of the Board.

Ms. Tsukanova and Mr. Gradevik have been designated by MTG Russia, the Company’s largest stockholder, to replace Jørgen Madsen Lindemann and Mathias Hermansson. MTG Russia has a right under the Company’s stockholders’ agreement to designate three of the nine members of the Board and one of the Co-Chairmen.  Irina Gofman continues to serve as MTG Russia’s third designee on the Board.

Jørgen Madsen Lindemann, CEO of Modern Times Group MTG, commented: “Now that the Board has established an ongoing process and put in place advisers to enable the Company to review and decide on its potential actions in order to comply with last year’s amendments to the Russian Mass Media Law, the time is right for us to designate members of the CTC Media Board who are specialists in corporate structuring and capital markets transactions. Natasha and Kaj will continue our work towards the best possible outcome for all of CTC Media’s stockholders, and Irina will continue to bring her considerable operational experience to bear on discussions with the Board and management.”

Werner Klatten, Chairman of the Nominating and Corporate Governance Committee of the Board of Directors of CTC Media, commented: “We are delighted to welcome Natasha Tsukanova and Kaj Gradevik to the CTC Media Board of Directors. They bring extensive skills and experience to the Board that will help us in responding to the challenging circumstances faced by the Company. On behalf of the whole Board, I thank Jørgen and Mathias for their considerable and valuable contributions to the Company and the work of the Board, especially in recent months as we have reviewed our alternative courses of action in light of the recent Russian legislative changes.”

Background

Natasha Tsukanova, age 48, is the Founder and Managing Director of Xenon Capital Partners, a financial advisory firm focused on Russia and the CIS. Ms. Tsukanova previously served as Head of Investment Banking Russia/CIS at J.P. Morgan, having joined the Oil and Gas Team with J.P. Morgan in London in 1997. Ms. Tsukanova has played a leading role in a number of high profile capital markets and M&A transactions in Russia and the CIS, including the IPOs of Rosneft and Eurasia Drilling Company; the restructuring of the Russian electric power industry; the privatization of RAO UES; ONGC’s acquisition of a stake in the Sakhalin-1 off-shore development; and the acquisition of a 50% stake in the Etinde oil and gas concession in Cameroon by a consortium of LUKOIL and New Age. Natasha and Xenon won Finance Monthly’s 2012 Deal Maker of the Year Award for Russia for bringing together an international consortium of private equity investors to acquire a 26.43% stake in Russian power producer OJSC ENEL OGK-5. Natasha is also a member of the Executive Board of Kerogen Capital, an $1 billion Asia-based oil and gas private equity fund. Ms.

Tsukanova holds Ph.D. and M.A. Degrees in Economics from Moscow State University and an MBA (Honours) from INSEAD, and was a Pew Scholar at Harvard University.

Kaj Gradevik, age 43, is rejoining the Company’s Board of Directors, having previously served as a Director of the Company from  2002 to 2009. Mr. Gradevik currently manages his own financial advisory and consultancy firm.  He previously served as Vice President and Head of M&A for TeliaSonera, Europe’s fifth largest telecommunications company, from 2010 to 2012. Mr. Gradevik joined Modern Times Group MTG AB (“MTG”) in 2001 and served as the Head of Mergers & Acquisitions and Head of Business Development, where he was responsible for mergers and acquisitions as well as international expansion. Prior to joining MTG, Mr. Gradevik served as an Investment Banker at Merrill Lynch in London, specializing in mergers and acquisitions, and as a diplomat with the Swedish Ministry for Foreign Affairs. Mr. Gradevik has advised on and managed a wide range of corporate transactions, including the $750 million sale of Tele2 Norway to TeliaSonera; the $3.5 billion sale of Tele2 Russia to VTB Capital; TeliaSonera’s $1.5 billion acquisition of 49% of Kcell from Kazakhtelecom; and MTG’s initial investment in CTC Media. Mr. Gradevik holds a Master’s Degree of Political Science from Uppsala University in Sweden and is a fluent Russian speaker.

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About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as CTC-Love in Russia and Channel 31 in Kazakhstan, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. Peretz is also available in Belarus and Kyrgyzstan. CTC Media also has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.  For more information on CTC Media, please visit www.ctcmedia.ru.

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Nickolai Ivanov

Head of Investor Relations

+7 495 981 0740

ir@ctcmedia.ru

Media Relations

Igor Ivanov

Press secretary

 +7 (495) 785 63 47, ext. 4352,

+ 7 (985) 763 00 85

pr@ctcmedia.ru